ALRT Aims For Dramatic Improvements in the Standard of Care For Diabetes

Current treatment can be more effective with modern diabetes technology

(April 2, 2019 -- RICHMOND, VA) "Clinical inertia causes diabetes to deteriorate in millions of patients," said Sidney Chan, CEO of ALR Technologies Inc. (OTCPINK: ALRT), the diabetes management company and developer of the ALRT Diabetes Solution. "Even the best treatment facilities in the world have difficultly implementing the current standard of care because they lack the ability to give sufficient attention to every patient who needs it," said Chan.

The first-line approach to treating newly diagnosed diabetes is to concentrate on self-management through medication and lifestyle. This is successful when patients adhere to care plans. When self-management does not stop the progression of the disease, the focus of the treatment plan has to switch to optimizing medication using diabetes technology. The clinician needs to be fully engaged in timely intensification when results indicate that it is needed.

"Timely intensification of treatment is the best way to control diabetes," said Chan. "But with an overwhelming numbers of diabetes patients undergoing treatment simultaneously, it's almost impossible for clinicians to intervene at exactly the right moment when they are using dated diabetes treatment management."

The American Diabetes Association recently defined diabetes technology as "the hardware, devices, and software that people with diabetes use to help manage blood glucose levels, stave off diabetes complications, reduce the burden of living with diabetes, and improve quality of life."[1]

"ALRT's diabetes technology incorporates a Management Platform that includes patent pending ALRT Predictive A1C and FDA cleared Insulin Dose Adjustment plus "best-in-class" testing supplies. The technology bundle can facilitate rapid therapy adjustment for a large population of diabetes patients by care teams," said Chan. "The ALRT Diabetes Solution streamlines care teams work flow and is reimbursable within current guidelines."

The ALRT Diabetes Solution supplements patient self-management and includes the following additional components essential for effective diabetes treatment:

- The ALRT Diabetes Management Platform enables enterprise-wide prioritization of large diabetes patient populations for timely interventions.
- The ALRT Bluetooth app for iOS, Android, Windows and MacOS simplifies patients uploads of blood glucose data to the platform and then uses MI to provide analysis and diagnostic tools.
- "Best-in-class" blood glucose testing supplies are bundled with the ALRT Diabetes Management Platform that focusses on medication optimization.
- Performance tracking allows care teams to identify areas in treatment plans that require change or improvement

[1] American Diabetes Association Diabetes Care 2019 Jan; 42(Supplement 1): S71-S80. https://doi.org/10.2337/dc19-S007

The ALRT Diabetes Solution bundle includes competitively priced blood glucose testing equipment that is fully reimbursable. The Management Platform is included in the bundle at no additional cost. The Company's target markets include Self-Insured Health Plans in the United States and Government-Funded Health Plans internationally.

Cleveland Clinic Research [2] [3]

ALRT



Intensification of Diabetes Patients
100%
75%
50%
25%
0%
% of Patients
62.9%
37.1%
71.6%
28.4%
53.3%
46.7%
44.4%
55.6%
All Patients
7-7.9%
8-8.9%
≥9%
Patient A1C
No Intensification
Intensification
All Patients = 7,389
7-7.9% = 4,577
8-8.9% = 1,364
≥9% = 1,448

A team at Cleveland Clinic examined electronic medical record data of more than 7,300 patients with type 2 diabetes with an HbA1c value of ≥ 7 percent on a stable regimen of two oral anti-diabetic agents for at least 6 months (from 2005-2016). The median time to treatment intensification after HbA1c was above target, was longer than one year. For patients with an HbAc1 of ≥ 9 percent, therapy was not intensified in 44 percent of patients.

The team concluded that the data identifies a pervasiveness of clinical inertia for the management of type 2 diabetes in real-world clinical practice setting. (emphasis added)

According to lead study author Dr Kevin Pantalone of Cleveland Clinic's Endocrinology & Metabolism Institute, "Short of a patient reporting non-adherence to their existing regimen of diabetes therapies, it is hard to imagine a reason why treatment intensification was not observed more frequently, when indicated, particularly in patients with an A1C ≥ 9 percent. In general, *if intensification does not occur, the A1C can be expected to stay the same or get worse, it is not magically going to get better.*" (emphasis added)

Mr. Chan added "I totally agree with Dr Pantalone's conclusion. The ALRT Diabetes Solution's bundle of diabetes technology addresses this problem for health plans and care teams in a cost effective way. We will report in the near future our progress in marketing

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[2] Kevin M. Pantalone, et al. "Clinical Inertia in Type 2 Diabetes Management: Evidence From a Large, Real-World Data Set." *Diabetes Care 2018 Jul; 41(7): e113-e114*

[3] Clinical Inertia in Type 2 Diabetes Management: Evidence From a Large, Real-World Data Set, Diabetes Care, July 2018 http://care.diabetesjournals.org/content/41/7/e113

the ALRT Diabetes Solution to Self-Insured Health Plans in the United States and Government-Funded Health Plans internationally."

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About ALR Technologies Inc.

ALR Technologies is a medical device company that developed the ALRT Diabetes Solution, a comprehensive approach to diabetes care that includes: a FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters; a patent pending Predicative A1C to track treatment success between lab reports; FDA-cleared Insulin Dosing Adjustment that suggests insulin dosing changes to optimize drug therapy; and, performance tracking to ensure best practices are followed. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data. More information about ALR Technologies, Inc. can be found at www.alrt.com.

Contact: Ken Robulak: 727.736.3838 email: info@alrt.com